EXHIBIT 23.0

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent hereby to the incorporation by reference in the Registration Statement No. 333-8418 on Form S-8 for Coast Bancorp of our Report of Independent Registered Public Accounting Firm dated February 15, 2007 regarding the consolidated balance sheets of Coast Bancorp and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2006 Form 10-KSB filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
March 28, 2007

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA  92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO  •  LAGUNA HILLS  •  PALO ALTO  •  PLEASANTON  •  RANCHO CUCAMONGA